Exhibit 5.1

June 28, 2012

The Andersons, Inc.
480 West Dussel Drive
Maumee, Ohio 43537

Re: The Andersons, Inc.
Registration Statement on Form S-3 ASR

Ladies and Gentlemen:

I am General Counsel to The Andersons, Inc., an Ohio Corporation (the “Corporation”), and have advised the Corporation in connection with the proposed registration by the Corporation of up to $80,000,000 aggregate principal amount of its Debentures (the “Debentures”), pursuant to a Registration Statement on Form S-3, filed with the Securities and Exchange Commission (the “Commission”) on June 29, 2012 under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”).

For purposes of the opinions contained in this letter, I have examined and relied upon such corporate proceedings, documents, records and matters of law as I have deemed necessary or appropriate for the expression of the opinions contained herein (including, without limitation, the Corporation’s Indenture between the Corporation and The Huntington National Bank (the “Trustee”), dated June 28, 2012 (the “Indenture”)). In addition, for purposes hereof, I have assumed with your permission and without independent investigation that all factual information supplied to me for the purpose hereof is complete and accurate and that no changes will be made in the definitive form of the documents I have reviewed in draft form which would impact my opinions.

I have also assumed that:

(i) the Registration Statement will have become effective and comply with all applicable laws;

(ii) the Registration Statement will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement;

(iii) a prospectus supplement or term sheet (“Prospectus Supplement”) will have been prepared and filed with the Commission describing the Debentures offered thereby and will comply with all applicable laws;

(iv) all Debentures will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate Prospectus

Supplement;

(v) the Debentures will be issued and sold in the form and containing the terms set forth in the Registration Statement, the appropriate Prospectus Supplement and the Indenture and any supplement thereto;

(vi) the Debentures offered or issued as well as the terms of the Indenture, as executed and delivered, do not and will not violate any law applicable to the Corporation or result in a default under or breach of any agreement or instrument binding upon the Corporation;

(vii) the Corporation will have obtained any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities necessary to issue and sell the Debentures being offered and to execute and deliver the Indenture; and

(viii) the Debentures offered or issued as well as the terms of the Indenture, as executed and delivered, comply with all requirements and restrictions, if any, applicable to the Corporation, whether imposed by any court or governmental or regulatory body having jurisdiction over the Corporation.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, I am of the opinion that when, as and if: (i) the terms of any particular series of Debentures have been duly authorized and duly established in accordance with the Indenture and applicable law, (ii) the appropriate corporate or organizational action has been taken to authorize the form, terms, execution and delivery of such Debentures (and any required amendment or supplement to the Indenture), and (iii) the applicable Debentures have been duly executed, attested, issued and delivered by duly authorized officers against payment in accordance with such authorization, the Indenture and applicable law and authenticated by the Trustee, such Debentures will constitute valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms

My opinions as herein expressed are subject to the following qualifications:

(a) my opinions are subject to the effect of applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or transfer or other laws of general applicability relating to or affecting the enforcement of creditors’ rights from time to time in effect and to general principles of equity;

(b) provisions in the Indenture and the Debentures deemed to impose the payment of interest on interest may be unenforceable, void or voidable under applicable law;

(c) requirements in the Indenture and the Debentures specifying that the provisions thereof may only be waived in writing may not be valid, binding or enforceable to the extent that an oral or implied agreement by trade practice or course of conduct has been created modifying any provision of such documents;

(d) I express no opinion as to the enforceability of the indemnification provisions of the Indenture and the Debentures insofar as said provisions might require indemnification with respect to any litigation against the Corporation determined adversely to the Trustee, or any loss, cost or expense arising out of the Trustee’s gross negligence or willful misconduct or any violation by such trustee of statutory duties, general principles of equity or public policy; and

(e) I express no opinion with respect to indemnification or contribution obligations which contravene public policy including, without limitation, indemnification or contribution obligations which arise out of failure to comply with applicable state or federal securities law.

I am qualified to practice law in the State of Ohio and do not herein express any opinion as to any laws other than the laws of the State of Ohio, as such laws are constituted on the date of this opinion.

I do not find it necessary for the purposes of this opinion, and accordingly I do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

I hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving this consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the ‘33 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Naran U. Burchinow
Naran U. Burchinow
Vice President, General Counsel and Secretary